Exhibit 99.2

LKQ Corporation Announces Completion of Acquisition of The Coast Distribution System, Inc.

Chicago, IL (August 20, 2015) - LKQ Corporation (Nasdaq: LKQ) today announced the completion of its acquisition of The Coast Distribution System, Inc. (NYSE MKT: CRV). After the previously announced completion of the tender offer for all of the outstanding shares of Coast, LKQ completed the second step merger under Delaware law, making Coast a wholly-owned subsidiary of LKQ.

At the effective time of the merger, all shares of Coast common stock not purchased in the tender offer (excluding those shares for which holders properly exercise appraisal rights under Delaware law and those held by LKQ or Coast or their respective wholly owned subsidiaries) were converted into the right to receive $5.50 in cash, without interest and less any required withholding taxes, which is the same price that was paid for shares of Coast common stock purchased in the tender offer. Coast common stock will no longer be listed on the New York Stock Exchange Market Division or any other securities exchange.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, the United Kingdom, the Netherlands, Belgium, France, Scandinavia, Australia and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Forward Looking Statements

Certain statements in this press release that are not historical facts are forward looking statements that are based on LKQ’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future, including statements about the planned completion of the merger. Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. Some of such risks, uncertainties and other factors are described in LKQ’s annual report on Form 10-K for the year ended December 31, 2014 and in subsequently filed quarterly reports on Form 10-Q. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date on which it was made, except as required by law.

Contact:

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com